Exhibit 99.1

Contact:
William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE REPORTS FISCAL 2008 YEAR END AND

FOURTH QUARTER RESULTS

Conference call scheduled today at 9:00 a.m. eastern time

Woburn, MA, March 5, 2009 – ArQule, Inc. (NASDAQ: ARQL) today announced its financial results for the year and for the fourth quarter ended December 31, 2008.

The Company reported a net loss of $50,864,000 or $1.16 per share, for the year ended December 31, 2008, compared with a net loss of $53,372,000 or $1.33 per share, for the year ended December 31, 2007.  For the quarter ended December 31, 2008, the Company reported a net loss of $9,629,000, or $0.22 per share, compared with a net loss of $14,389,000, or $0.33 per share, for the quarter ended December 31, 2007.

At December 31, 2008, the Company had a total of approximately $206,109,000 in cash and marketable securities, which includes $47,750,000 drawn down during the third and fourth quarters of 2008 under notes payable that are collateralized by the Company’s auction rate securities.  Net of these notes, at December 31, 2008, the Company had a total of approximately $158,359,000 in cash and marketable securities.

Operational Highlights for 2008

•                  Two agreements with Daiichi Sankyo providing a combined $75 million in upfront cash, cost sharing, expense reimbursement, milestone payments, royalties and co-commercialization rights to ARQ 197 and compounds discovered through the ArQule Kinase Inhibitor Platform;

•                  Cash resources at December 31, 2008 projected to fund Company operations for at least three years;

•                  Expansion and refinement of ARQ 197 clinical trial program, which currently includes four indications: MiT (Microphthalmia Transcription factor) tumors, non-small cell lung cancer (NSCLC), pancreatic cancer, and hepatocellular carcinoma;

•                  Selective advancement of pipeline products, with two new INDs filed.

“Our financial resources at the end of 2008, which total approximately $158 million of cash and marketable securities net of the loans collateralized by our auction rate securities, underscore the strength of our capitalization and should allow us to fund operations through at least the end of 2011,” said Paolo Pucci, chief executive officer of ArQule. “Any future cash inflow from milestones related to existing contracts or from new business development deals will be incremental to the end of 2008 cash balance.

“We expect to generate meaningful clinical data from multiple programs during 2009, and we have the flexibility to refine our regulatory strategies and to prioritize our pipeline based on these data,” said Mr. Pucci. “Specific to ARQ 197, in 2009 we plan to:

•                  complete patient enrollment in the Phase 2 monotherapy trial in MiT tumors and prepare to move into Phase 3 if Phase 2 endpoints are met;

•                  substantially complete patient enrollment in our randomized Phase 2 combination therapy trial in NSCLC with erlotinib;

•                  initiate patient enrollment in the pharmacokinetic combination trial with gemcitabine as part of the modified pancreatic cancer program;

•                  complete enrollment in the Phase 1 monotherapy trial in HCC and, pending the results of that trial, initiate Phase 2 trials in monotherapy and/or combination therapy with sorafenib;

•                  initiate patient enrollment in the pharmacokinetic combination trial with sorafenib.

“During 2009, we will also integrate our clinical development efforts with Daiichi Sankyo, and we will work closely with Daiichi Sankyo and Kyowa Hakko Kirin to coordinate a global development plan for ARQ 197,” said Mr. Pucci.

“Our product pipeline activities will be focused upon defining the most cost-effective ways to advance key projects, either through corporate partnering or independently,” said Mr. Pucci.  “We plan to initiate during the first half of the year a Phase 1 program for ARQ 621, the lead product from our Eg5 program.  We also expect to complete work leading to the filing of an additional IND in 2010. Finally, we will explore additional collaborations that apply our proprietary ArQule Kinase Inhibitor Platform (AKIP™) asset in oncology and other therapeutic areas.”

Revenues and Expenses

Revenues for the year ended December 31, 2008 were $14,141,000, compared with revenues of $9,165,000 for the year ended December 31, 2007.  For the quarter ended December 31, 2008, revenues were $5,367,000, compared with revenues of $2,542,000 for the quarter ended December 31, 2007.

The increase in revenue for the 2008 periods was due to revenue from licensing rights to ARQ 197 to Daiichi Sankyo Co., Ltd., as well as from a research collaboration with Daiichi Sankyo.  In addition, revenue for 2008 included revenue from a milestone payment for the development of ARQ 197 from Kyowa Hakko Kirin Co., Ltd. Revenues for both years included financial support from Roche for the Company’s ongoing development of products in its E2F cancer therapy program. Following the termination of our license agreement with Roche, $1,609,000 of deferred revenue was recognized in the fourth quarter of 2008. No further revenues will be recognized under the Company’s E2F collaboration with Roche.

Fiscal 2008 research and development expenses were $49,629,000 compared with $53,727,000 for fiscal 2007.  Fourth quarter 2008 research and development expenses were $10,409,000 compared with $14,417,000 for the fourth quarter of 2007.  The decrease in research and development expenses in 2008 is primarily due to a decrease in clinical outsourcing expenses.

General and administrative expenses for fiscal 2008 were $16,918,000 compared to $15,069,000 for fiscal 2007.  The increased 2008 general and administrative expenses were primarily due to non-cash, stock-based compensation costs resulting from senior management transitions. In the fourth quarter of 2008, general and administrative expenses were $3,499,000 compared with $4,407,000 in the fourth quarter of 2007.   The decrease in general and administrative expenses in the fourth quarter of 2008 was principally related to stock-based compensation costs incurred in the fourth quarter of 2007 in conjunction with the employment agreement of the prior chief executive officer that did not recur in the fourth quarter of 2008.

2009 Financial Guidance

For 2009, ArQule expects net use of cash to range between $46 and $49 million.  Revenues are expected to range between $21 and $24 million.  Net loss is expected to range between $44 and $47 million, and net loss per share to range between $0.98 and $1.05 for the year.  ArQule expects to end 2009 with between $157 and $160 million in cash and marketable securities, which includes $47.8 million drawn down in 2008 under notes payable that are collateralized by the Company’s auction rate securities. Net of these notes, the Company expects to end 2009 with net cash and marketable securities in a range of between $109 and $112 million.  These figures do not assume incremental revenue and cash resources from additional partnering transactions or milestone payments that may occur or be triggered during 2009.

Conference Call and Webcast

ArQule will hold a conference call at 9:00 a.m. eastern time today, March 5, 2009.

Date:	Thursday, March 5, 2009
Time:	9:00 a.m., eastern time
Conference Call Numbers
Domestic:	1-800-435-1261
International:	1-617-614-4076
Participant Passcode :	89253890
Webcast:	www.arqule.com

A replay of the conference call will be available beginning at Noon on March 5 for seven days and can be accessed by dialing toll-free 1-888-286-8010 and outside the U.S. 1-617-801-6888.  The access code is 45203516.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to cancer. ArQule’s lead product, which is in clinical-stage development, is ARQ 197, an inhibitor of the c-Met receptor tyrosine kinase.  An additional clinical-stage program includes compounds that activate the cell’s DNA damage response mechanism mediated by the E2F-1 transcription factor. The Company’s most advanced pre-clinical development programs are focused on compounds that inhibit the Eg5 kinesin spindle protein and the BRAF kinase.  ArQule’s current discovery efforts are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate), an energy source for cells.

This press release contains forward-looking statements regarding the Company’s clinical trials with ARQ 197 and other candidate compounds in earlier stages of development, as well as forward-looking statements related to the Company’s ability to fund operations for the next three years with current cash and marketable securities and its agreements with Daiichi Sankyo and Kyowa Hakko Kirin. These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, ARQ 197 may not demonstrate promising therapeutic effect; in addition, it may not demonstrate an appropriate safety profile in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partners to discontinue development.  Even if later stage clinical trials are successful, the risk exists that unexpected concerns may arise from analysis of data or from additional data or that obstacles may arise or issues be identified in connection with review of clinical data with regulatory authorities or that regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for ARQ 197and additional product candidates are subject to the ability of the Company to enroll patients, enter into agreements with clinical trial sites and investigators, and other technical hurdles and issues that may not be resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.  Positive pre-clinical data may not be supported in later stages of development.  Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future. In addition, certain of the Company’s marketable securities (auction rate securities) are traded in a market experiencing liquidity problems. Moreover, Daiichi Sankyo has certain rights to unilaterally terminate the ARQ 197 license, co-development and co-commercialization agreement.  If it were to do so, the Company might not be able to complete development and commercialization of ARQ 197 on its own. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

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ArQule, Inc.
Condensed Statement of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Research and development revenue	$5,367	$2,542	$14,141	$9,165

Costs and expenses:
Research and development	10,409	14,417	49,629	53,727
General and administrative	3,499	4,407	16,918	15,069
Total costs and expenses	13,908	18,824	66,547	68,796

Loss from operations	(8,541)	(16,282)	(52,406)	(59,631)

Interest income	494	1,893	3,342	6,259
Interest expense	(254)	—	(472)	—
Other income (expense)	(1,328)	—	(1,328)	—
Net loss	$(9,629)	$(14,389)	$(50,864)	$(53,372)

Basic and diluted net loss per share:
Net loss per share	$(0.22)	$(0.33)	$(1.16)	$(1.33)

Weighted average basic and diluted shares outstanding	43,989	43,737	43,870	40,040

Balance sheet data (in thousands):	December 31, 2008	December 31, 2007

Cash, equivalents and marketable securities- short term	$141,890	$135,082
Marketable securities- long term	64,219	—
	$206,109	$135,082

Total assets	$214,212	$142,210

Notes payable	$47,750	—

Stockholders’equity	$43,467	$88,041

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